Exhibit 99.1
Financial News Release
For Immediate Release

Contact Information:	Investor Inquiries Michael Yonker Pixelworks, Inc. Tel: (503) 454-4515 E-mail: myonker@pixelworks.com Web site: www.pixelworks.com	Media Inquiries Chris Bright Pixelworks, Inc. Tel: (503) 454-1770 E-mail: cbright@pixelworks.com
Pixelworks Names Michael D. Yonker as
Vice President and Chief Financial Officer
     Tualatin, Ore., February 28, 2006 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-chip ICs for the advanced display industry, announced that Michael D. Yonker joined the company today as Vice President, Chief Financial Officer, Treasurer and Secretary.
     Mr. Yonker served as Executive Vice President and Chief Financial Officer at InFocus Corporation from 2002 to 2005 where he also served as Vice President, Information Services, Chief Financial Officer, Treasurer and Secretary from 1993 to 1998. During the period from 1998 to 2002, Mr. Yonker was the CFO of Weiden and Kennedy, a leading Portland, Ore.-based advertising agency. Prior to 1993, Mr. Yonker was the Partner in Charge of Northwest Manufacturing Industry at Arthur Andersen. From 1999 to 2002 he served as a member of Pixelworks’ Board of Directors.
     “We are excited that Mike is joining our executive team. He is a seasoned CFO that brings 13 years of experience and knowledge in the advanced display industry. Since Mike has previously served on our Board of Directors, his familiarity with our business, our customers and our leadership team ensures that this will be an extremely smooth transition for him,” said Allen Alley, President, CEO, and Chairman of Pixelworks.
     Mr. Yonker will be joining Mr. Alley at Wedbush Morgan’s Fourth Annual Small Cap Investor Conference at Le Parker Meridien Hotel in New York on March 1, 2006. Pixelworks will present at 2:15 p.m. EST. A live audio Web broadcast of the presentation will be available at the investor section of the Pixelworks site at www.pixelworks.com where a replay will continue to be offered for 30 days.
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Pixelworks Names Michael D. Yonker as Vice President and Chief Financial Officer
February 28, 2006

About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-chip ICs for the advanced display industry. Pixelworks’ solutions provide the intelligence for advanced televisions, multimedia projectors and flat panel monitors by processing and optimizing video and computer graphics signals to produce high quality images. Many of the world’s leading manufacturers of consumer electronics and computer display products utilize Pixelworks’ technology to enhance image quality and ease of use of their products.
     For more information, please visit the company’s Web site at www.pixelworks.com.
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     Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.